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                                                                      Exhibit 12


                          RIGGS NATIONAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                            (Dollars in thousands)

                                        Nine Months
                                           Ended
                                       September 30,                        Year Ended December 31,
                                                    ----------------------------------------------------------------------
                                            1996          1995          1994          1993          1992          1991
                                     -------------------------------------------------------------------------------------
Income (Loss) before income taxes          $ 55,466      $ 88,148      $ 33,556      $(88,571)     $(22,121)     $(72,077)

Fixed charges
Interest expense                            105,164       147,821       112,723       122,130       189,604       319,719
Estimated interest component
  of net rental payments                          -             -             -             -             -             -
                                        -----------   -----------   -----------   -----------   -----------   -----------
Total fixed charges including
interest on deposits                        105,164       147,821       112,723       122,130       189,604       319,719
Less: Interest on deposits                   82,248       113,986        83,557       101,094       170,208       290,722
                                        -----------   -----------   -----------   -----------   -----------   -----------
Total fixed charges excluding
  interest on deposits                       22,916        33,835        29,166        21,036        19,396        28,997

Income before taxes and
  fixed charges (including interest
    on deposits)                            160,630       235,969       146,279        33,559       167,483       247,642
Income before taxes and
  fixed charges (excluding interest
    on deposits)                             78,382       121,983        62,722      (67,535)       (2,725)      (43,080)

Preferred stock dividends                     8,063        10,750        12,124         1,434           358             -

Ratio of earnings to fixed charges
  Including Interest on Deposits               1.53          1.60          1.30           n/a           n/a           n/a
  Excluding Interest on Deposits               3.42          3.61          2.15           n/a           n/a           n/a

Ratio of earnings to fixed charges &
  Preferred Stock Dividends
  Including Interest on Deposits               1.42          1.49          1.17           n/a           n/a           n/a
  Excluding Interest on Deposits               2.53          2.74          1.52           n/a           n/a           n/a

 * Earnings include consolidated earnings of the Corporation's national banking subsidiaries, which may not be available (due to legal limitations on the sources and amounts of dividends national banks are permitted to pay their parent companies) to cover fixed charges of the Corporation. Fixed charges include interest on long-term debt and preferred stock dividends, which are obligations of the Corporation. During the years ended December 31, 1993, 1992 and 1991, earnings were insufficient to cover fixed charges (including interest on deposits) and preferred stock dividend requirements by $90.0 million, $22.5 million, and $72.1 million, respectively. On a pro forma basis, assuming the sale of the Series A Preferred Securities was consummated as of the beginning of the respective periods, earnings would have been sufficient to cover fixed charges (including interest on deposits) and preferred stock requirements by $45.3 million and $74.6 million for the nine-month period ended September 30, 1996, and the twelve-month period ended December 31, 1995, respectively. The proceeds from the sale of the Series A Preferred Securities (approximately $150 million) are assumed to be invested in short-term securities.